EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto, the “Schedule 13G”) relating to the Common Shares, no par value per share, of Satellos Bioscience Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13G, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13G, filed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the 12th day of May, 2026.

Qiming U.S. Healthcare Fund III, L.P

By:

Qiming U.S. Healthcare GP III, LLC

Its:

 General Partner

By:

/s/ Mark McDade

Name: Mark McDade

Title: Managing Partner

Qiming U.S. Healthcare GP III, LLC

By:

/s/ Mark McDade

Name: Mark McDade

Title: Managing Partner

Mark McDade

/s/ Mark McDade

Gary Rieschel

/s/ Gary Rieschel